Exhibit 99.1

STAR ENERGY ADDS NEW DIRECTOR

New York, NY -- October 5, 2007 -- Star Energy (OTCBB:SERG) is pleased to announce the addition of Mr. Clarke R. Keough to its board of directors. The appointment is effective immediately.

Mr. Keough, age 44, is currently President and Chief Executive Officer of Novus Communications Inc., a company with a patent portfolio that produces display technologies, networks and manages content for corporate, institutional and non-profit organizations. Prior to joining Novus, Mr. Keough was founder and managing director of Oris Capital, a growth capital private equity fund investing in digital media. His Wall Street career began in 1986 as an associate at Allen & Company and culminated in becoming a managing director of the firm. A 1985 graduate of the University of Notre Dame, Mr. Keough received an MBA from Northwestern University in 1990. Mr. Keough is on the Advisory Council for the College of Business Administration at the University of Notre Dame, and is also a member of the Executive Committee. He is also on the board of the Freedom Institute.

Star Energy's CEO Patrick Kealy said, "Star's strategic plan includes the creation of a superior management team and world-class board of directors, and the addition of Mr. Keough is a great step forward in this regard. We are extremely fortunate to have a person of his caliber on our board of directors, as the knowledge and experience he brings will be of immense value to us as we execute our business plan."

About Star: Star Energy Corporation is a U.S.-based public entity engaged in acquisition, exploration, and development of oil and gas deposits in Eastern Europe and CIS. The company’s goal is to provide Western investors with access to a portfolio of natural resource licenses and operating companies. Additional information can be found at www.starenergycorp.com.

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the recovery of oil and gas resources, the successful completion and integration of prospective acquisitions, competitive market conditions, and the ability to secure sufficient sources of financing. The actual results Star may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Star encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. Star's public filings may be viewed at www.sec.gov.

Contact:
Star Energy Corp.
317 Madison Avenue
21st Floor
New York, NY 10017
Tel. (212) 500-5006
Fax (212) 968-7691
info@starenergycorp.com

Press:
Elena Furman
REV Solutions LLC
917-202-1445